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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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IN RE:                             :        CHAPTER 11
                                   :
RANDALL'S ISLAND FAMILY            :        CASE NOS. 00-B-41065 (SMB)
GOLF CENTERS, INC., ET AL.         :        THROUGH 00-B-41196 (SMB)
                                   :
                     DEBTORS.      :        (JOINTLY ADMINISTERED)
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                FINAL ORDER (I) AUTHORIZING DEBTORS TO (A) OBTAIN
      POST-PETITION FINANCING PURSUANT TO 11 U.S.C. (section)(section)105, 361, 362, 364(C)(1), 364(C)(2), 364(C)(3) AND 364(D)(1), AND (B) UTILIZE
      CASH COLLATERAL PURSUANT TO 11 U.S.C. (section)363, AND (II) GRANTING
               ADEQUATE PROTECTION TO PRE-PETITION SECURED PARTIES
               ---------------------------------------------------

         Upon the motion (the "Motion"), dated May 4, 2000, of Family Golf Centers, Inc., as Debtor and Debtor-in-Possession (the "Borrower"), and the Guarantors listed on Schedule I hereto, each as a Debtor and Debtor-in-Possession (hereinafter referred to collectively as the "Guarantors"; and together with the Borrower, the "Debtors"), seeking, among other things, approval of a certain financing arrangement with certain proposed lenders to the Debtors; and it further

         APPEARING that emergency interim hearings (the "Emergency Interim Hearings") were held by the Court on May 4, May 5, and May 9, 2000; and it further

         APPEARING that The Chase Manhattan Bank ("Chase") submitted a competing proposal to provide post-petition financing to the Debtors, which proposal was considered by the Debtors, and found by the Court under the circumstances to contain terms more favorable to the Debtors than those offered by the other proposed lenders; and it further

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         APPEARING that the Debtors stated on the record at the Emergency
Interim Hearings that the Debtors would seek final approval of a post-petition financing arrangement with Chase instead of the other proposed lenders, which post-petition financing arrangement with Chase would provide for, among other things:

         (i) pursuant to sections 105, 361, 362 and 364 of chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), the Borrower to:

         (1) obtain post-petition financing (the "Post-Petition Financing"), and for the Guarantors to guaranty the payment of the Borrower's obligations incurred in connection with the Post-Petition Financing, up to the principal amount of $15,000,000 from Chase, with Chase acting as the post-petition agent (the "Post-Petition Agent") for itself and a syndicate of financial institutions to be arranged by Chase (together with Chase, the "Post-Petition Lenders"),

              (w) having priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code pursuant to section 364(c)(1) of the Bankruptcy Code, subject to the Carve-Out and the Statutory Fees (as such terms are defined below),

              (x) to be secured pursuant to section 364(c)(2) of the Bankruptcy Code by perfected first priority security interests in and liens upon
         (aa) all cash maintained in the Letter of Credit Account (as defined in the Post-Petition Financing Agreement) and any investment of the funds contained therein (all of such

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         property referred to in this clause (aa) being hereinafter referred to as the "Credit Agreement Cash Collateral"), and (bb) all unencumbered pre-petition and post-petition property of the Debtors (excluding, however, all of the Debtors' rights in and to claims and causes of action under sections 544, 545, 547, 548 or 549 of, and any other avoidance actions under, the Bankruptcy Code), subject to the Carve-Out (as defined below),

              (y) to be secured pursuant to section 364(c)(3) of the Bankruptcy Code by perfected security interests and liens upon all pre-petition and post-petition property of the Debtors (other than property that is subject to the existing liens that secure obligations under the Existing Agreements (as defined below) referred to in clause (z) below, which liens referred to in clause (z) below shall be primed by the liens to be granted to the Post-Petition Agent as described in such clauses) that is subject to (aa) valid and perfected liens in existence on the date of the filing of the petitions herein (the "Filing Date"), or (bb) valid liens existing on the Filing Date that are perfected subsequent to the Filing Date as permitted by section 546(b) of the Bankruptcy Code (such liens described in clauses (aa) or (bb) are hereinafter referred to as the "Non-Primed Liens"), junior to the Non-Primed Liens, subject to the Carve-Out (as defined below), and

              (z) to be secured pursuant to section 364(d)(1) of the Bankruptcy Code by perfected first priority senior priming security interests in, and liens upon, all pre-petition and post-petition property of the Debtors (including, without limitation, accounts receivable, contracts, documents, equipment, general intangibles, instruments, inventory,

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                   interests in leaseholds, real property and the capital stock of certain subsidiaries of the Debtors and the proceeds of all of the foregoing) that is subject to the existing liens presently securing the Debtors' indebtedness owing (including issued but undrawn letters of credit issued pursuant to the Existing Credit Agreement (as defined below)) to certain lenders under or in connection with that certain Credit Agreement dated as of December 2, 1998, as amended and restated as of October 15, 1999 (as heretofore amended, the "Existing Credit Agreement"; collectively with the other documentation executed in connection therewith, the "Existing Agreements") among the Borrower, the several lenders from time to time party thereto (collectively, the "Pre-Petition Primed Lenders") and Chase, as Administrative Agent for the Pre-Petition Primed Lenders (the "Pre-Petition Agent"), senior in all respects to such existing liens of the Pre-Petition Primed Lenders (the "Primed Liens") (but not to liens, if any, to which such existing liens of the Pre-Petition Primed Lenders are subject on the Filing Date (including the Pre-Petition Non-Primed Liens) or become subject subsequent to the Filing Date as permitted by section 546(b) of the Bankruptcy Code) and senior in all respects to any liens granted on or after the Filing Date to provide adequate protection to the Pre-Petition Primed Lenders on the Pre-Petition Collateral (as defined herein) (all of the pre-petition and post-petition property of the Debtors being hereinafter collectively referred to in this

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                   Order as the "Collateral"), subject to the Carve-Out and the
                   Statutory Fees;

         and (2) provide adequate protection to the Pre-Petition Primed Lenders whose liens and security interests are being primed by the Post-Petition Financing;

         (ii) pursuant to sections 361, 362 and 363 of the Bankruptcy Code, the use of cash collateral (as such term is defined in the Bankruptcy Code) and other collateral in which the Pre-Petition Primed Lenders may have an interest and for the provision of adequate protection to the Pre-Petition Primed Lenders with respect to the use of cash collateral and other collateral; and

         (iii) pursuant to sections 361, 362 and 363 of the Bankruptcy Code, the use of cash collateral (as such term is defined in the Bankruptcy Code) and other collateral in which the lenders set forth on Schedule II hereto (the "Pre-Petition Non-Primed Lenders") may have an interest and the provision of adequate protection to the Pre-Petition Non-Primed Lenders with respect to the use of cash collateral and other collateral; and it further

         APPEARING that this Court having entered an interim order (the "Interim Order") (x) authorizing the Borrower, on an interim basis, to borrow or obtain letters of credit under the Post-Petition Financing from the Post-Petition Lenders up to an aggregate of $5,000,000, (y) authorizing the use by the Debtors of cash collateral and other collateral, and (z) granting adequate protection; and it further

         APPEARING that, without the financing proposed in the Motion and then by Chase at the Emergency Interim Hearings, the Debtors will not have the funds necessary to conduct their businesses and the management and preservation of their assets

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and properties; and it further

         APPEARING that the Debtors require the continued use of the Cash Collateral for the continued operation of their businesses; and it further

         APPEARING that the Debtors have requested that the Post-Petition Lenders make loans and advances and cause letters of credit to be issued to them in order to provide funds to be used by the Debtors for their general operating, working capital and other business purposes to continue their businesses and remain viable entities and thereafter reorganize under chapter 11 of the Bankruptcy Code: and it further

         APPEARING that all such additional loans, advances, letters of credit and other financial accommodations by the Post-Petition Lenders will benefit the Debtors and their estates; and it further

         APPEARING that the ability of the Debtors to continue their businesses and maximize the value of their assets under chapter 11 of the Bankruptcy Code depends upon obtaining such financing from the Post-Petition Lenders; and it further

         APPEARING that the relief requested in the Motion is necessary, essential, and appropriate for the continued operation of the Debtors' businesses and the management and preservation of the Debtors' assets and properties and is in the best interests of the Debtors, their estates and their creditors; and it further

         APPEARING that this is a core matter pursuant to 28 U.S.C. (section)(section) 157(b)(2)(A), (D), (G), (M) and (O) and that this Court has jurisdiction over the case and this Motion pursuant to 28 U.S.C (section)1334; and it further

         APPEARING that pursuant to Bankruptcy Rules 4001(b) and 4001(c)(1), due and sufficient notice of the Motion and the final hearing on the Motion (the "Final

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Hearing") was given by the Debtors to (a) the Office of the United States
Trustee, (b) Morgan, Lewis & Bockius, LLP, counsel to the Pre-Petition Agent and the Post-Petition Agent, (c) United States Trust Company of New York, the Indenture Trustee under the 5 3/4% Convertible Subordinated Notes due October 15, 2004, (d) the twenty (20) largest unsecured creditors of the Debtors, (e) Berlack, Israels & Liberman LLP, counsel to the Official Committee of Unsecured Creditors (the "Committee"), (f) any landlords (whose contact information was then known to the Debtors) of the premises listed on Exhibit B to the Motion;
(g) all of the Pre-Petition Non-Primed Lenders, and (h) all parties-in-interest that had filed requests for notice in these chapter 11 cases at that time; and it further

         APPEARING that the Final Hearing was held on the Motion by the Court on June 2, 2000, at which hearing appearances were as noted in the record;

         NOW, THEREFORE, upon the Motion, all the pleadings filed with this Court, and upon the record made by the Debtors at the Final Hearing, and after due deliberation and consideration and sufficient cause appearing therefor:

    IT IS HEREBY FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

    1. The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code, or pursuant to section 364(a) and (b) of the Bankruptcy Code.

    2. Under the circumstances, no other sources of post-petition financing exist on terms more favorable than those offered by the Post-Petition Lenders.

    3. The Motion was filed on May 4, 2000 and the Debtors have provided notice of the terms of the Motion and the relief requested thereunder to: (a) the Office of the United States Trustee, (b) Morgan, Lewis & Bockius, LLP, counsel to the Pre-Petition Agent and the Post-Petition Agent, (c) United States Trust Company of New York, the Indenture Trustee under the

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5 3/4% Convertible Subordinated Notes due October 15, 2004, (d) the twenty (20)
largest unsecured creditors of the Debtors, (e) Berlack, Israels & Liberman LLP, counsel to the Committee, (f) any landlords (whose contact information was then known to the Debtors) of the premises listed on Exhibit B to the Motion, (g) all of the Pre-Petition Non-Primed Lenders, and (h) all parties-in-interest that had filed requests for notice in these chapter 11 cases at that time. Sufficient and adequate notice of the Motion has been given pursuant to Bankruptcy Rules 2002, 4001(c) and (a) and 9014 and section 102(1) of the Bankruptcy Code and no further notice of, or hearing on, the relief sought in the Motion is required or necessary.

    4. Consideration of the Motion constitutes a "core proceeding" as defined in 28 U.S.C. (section)(section) 157(b)(2)(A), (D), (G), (M) and (O). This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. (section) 1334.

    5. Good, adequate and sufficient cause has been shown to justify the granting of the relief requested herein.

    6. The Motion is hereby granted and approved.

    7. The relief granted by this Court pursuant to this Final Order is necessary to the Debtors' estates and the Borrower has an immediate need to obtain financing in order to permit, among other things, the orderly continuation of the operation of its business and the businesses of the Guarantors. The Borrower is unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. A facility in the amount provided by the Post-Petition Financing is unavailable to the Borrower without the Debtors granting to the Post-Petition Agent and the Post-Petition Lenders (i) pursuant to section 364(c)(1) of the Bankruptcy Code, allowed claims, with respect to all indebtedness and obligations of the Debtors under terms and conditions of the Revolving Credit and Guaranty Agreement among the

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Debtor, the Post-Petition Agent and the Post-Petition Lenders, dated as of
June 2, 2000, as such agreement may be amended from time to time in accordance with the terms thereof (the "Post-Petition Financing Agreement," substantially in the form annexed hereto as Exhibit A; collectively with the other documentation executed in connection therewith, the "Post-Petition Agreements"), having priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject to the Carve-Out and the Statutory Fees, (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, security for such obligations by the granting of perfected first priority senior security interests in and liens upon all unencumbered pre-petition and post-petition property of the Debtors (excluding, however, all of the Debtors' rights in and to claims and causes of action under sections 544, 545, 547, 548 or 549 of, and any other avoidance actions under, the Bankruptcy Code), subject to the Carve-Out, (iii) pursuant to section 364(c)(3) of the Bankruptcy Code, security for such obligations by the granting of perfected junior priority security interests and liens upon the Collateral (other than that portion of the Collateral that is described in clause (iv) below, as to which the security interests and liens in favor of the Post-Petition Agent shall be as described in such clause (iv) below) that is subject to the Pre-Petition Non-Primed Liens, subject to the Carve-Out, and (iv) pursuant to section 364(d)(1) of the Bankruptcy Code, security for such obligations by the granting of first priority senior priming security interests in and liens upon all of the personal and real property described as collateral to the indebtedness to the Pre-Petition Primed Lenders under the Existing Agreements, senior in all respects to any and all present and valid existing liens, if any, held by the Pre-Petition Agent, but not senior to Non-Primed Liens, and senior to any liens granted on or after the Filing Date herein to provide adequate protection in respect of the Non-Primed Liens, in each case, subject to the Carve-Out.

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    8. The ability of the Debtors to obtain sufficient liquidity through the use of any cash collateral of the Pre-Petition Primed Lenders and the Pre-Petition Non-Primed Lenders within the meaning of section 363(a) of the Bankruptcy Code (the "Cash Collateral"), incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the Debtors. The preservation and going concern value of the Debtors is integral to a successful reorganization of the Debtors pursuant to the provisions of chapter 11 of the Bankruptcy Code.

    9. The terms of the Post-Petition Financing are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duty and are supported by reasonably equivalent value and fair consideration and are in the best interests of the Debtors. The Post-Petition Financing has been negotiated in good faith and at arm's length among the Debtors, the Post-Petition Agent and the Post-Petition Lenders and any credit extended, letters of credit issued for the account of and loans made to the Debtors pursuant to the Post-Petition Agreements and any credit extended in respect of overdrafts referred to in the Post-Petition Agreements shall be deemed to have been extended by the Post-Petition Lenders in good faith, as that term in used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections afforded by section 364(e) of the Bankruptcy Code.

    10. The terms and provisions of the Post-Petition Agreements are hereby approved, the Borrower is immediately authorized to borrow or to obtain letters of credit pursuant to the Post-Petition Agreements, and the Guarantors may guaranty such borrowings pursuant to the Post-Petition Agreements, up to an aggregate of $15,000,000, with a sublimit of $2,000,000 for standby letters of credit (inclusive of amounts borrowed and letters of credit issued pursuant to the Interim Order), which shall be used for the purpose of providing working capital to and to pay post-petition operating expenses of the Borrower and the Guarantors and for such other

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purposes as set forth in, or provided by, the Post-Petition Agreements. In addition, the Debtors are immediately authorized to incur overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house fund transfers provided to or for the benefit of the Debtors by Chase or any of its affiliates (in addition to the amount of borrowings and letters of credit obtained pursuant to the Post-Petition Agreements).

    11. Obligations incurred by the Debtors pursuant to the Post-Petition Agreements and this Final Order shall constitute valid and binding obligations of the Debtors enforceable against each Debtor in accordance with their terms, and the Debtors are hereby authorized and directed to perform and do all acts that may be required in connection therewith. The Post-Petition Agent and the Post-Petition Lenders are hereby directed to perform and do all acts that may be required in connection with their funding obligations provided for in the Post-Petition Agreements and this Final Order.

    12. For all of the Debtors' obligations and indebtedness arising under the Post-Petition Agreements (and in respect of overdrafts and related liabilities referred to in Section 6.03(iii) of the Post-Petition Financing Agreement), the Post-Petition Agent and the Post-Petition Lenders are granted pursuant to section 364(c)(1) of the Bankruptcy Code an allowed claim (which allowed claim shall be payable from and have recourse to, in addition to the property of the Debtors that is made subject to security interests and liens in favor of the Post-Petition Agent on behalf of the Post-Petition Lenders as set forth in paragraph 15 of this Order, any unencumbered pre-petition and post-petition property of the Debtors, including, without limitation, any amounts that are recovered or otherwise received by any of the Debtors in respect of claims under sections 544, 545, 547, 548 or 549 of, or any other avoidance actions under, the Bankruptcy Code) having

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priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject only in the event of the occurrence of an Event of Default (as provided in the Post-Petition Financing Agreement) or an event that would constitute an Event of Default with the giving of notice or lapse of time or both to the payment of (x) any accrued and unpaid post-petition and future fees and disbursements (whether arising prior to or after the occurrence of an Event of Default) that have been, or may be, incurred by the Debtors' professionals and professionals for the Committee or any other statutory committee appointed in the Debtors' chapter 11 cases (the "Cases"), allowed by order of this Court, in an amount not in excess of $1,000,000 in the aggregate (the "Carve-Out"), and (y) payment of fees pursuant to 28 U.S.C. (section)1930 and to the Clerk of the Court (the "Statutory Fees"). Other than the Carve-Out and the Statutory Fees, no other claim having a priority superior or pari passu with that granted by this Final Order to the Post-Petition Agent and the Post-Petition Lenders in respect of amounts owing to them under the Post-Petition Agreements shall be granted while any portion of the Post-Petition Financing or the commitment thereunder remains outstanding. Notwithstanding anything herein to the contrary, $100,000 of the Carve-Out, plus that portion of the Carve-Out that remains after payment of any allowed fees and disbursements of the Debtors' professionals and professionals for the Committee or any other statutory committee appointed in the Cases that may be applied against the Carve-Out hereunder, shall be available for the payment of any fees and expenses of any Chapter 7 trustee appointed in respect of the Debtors in the event that the Cases are converted.

    13. Notwithstanding anything to the contrary in this Order, so long as an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default shall not have occurred, (i) the Debtors shall be permitted to pay administrative

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expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and (ii) such payments shall not be applied to reduce the Carve-Out.

    14. Except to the extent of the Carve-Out and the Statutory Fees, no expenses of administration of the Cases or any future proceeding or case which may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged pursuant to section 506(c) of the Bankruptcy Code against the Collateral without the prior written consent of the Post-Petition Agent, and no such consent shall be implied from any other action, inaction, or acquiescence by the Post-Petition Agent or the Post-Petition Lenders.

    15. As security for all of the Debtors' obligations and indebtedness arising under the Post-Petition Financing and the Post-Petition Agreements (and in respect of overdrafts and related liabilities related to in Section 6.03(iii) of the Post-Petition Financing Agreement), the Post-Petition Agent on behalf of the Post-Petition Lenders is hereby granted (effective upon the date of this Final Order and without the necessity of the execution by the Debtors of mortgages, security agreements or otherwise), (x) pursuant to section 364(c)(2) of the Bankruptcy Code, perfected first priority senior security interests in and liens upon all unencumbered pre-petition and post-petition property of the Debtors (excluding all of the Debtors' rights in and to claims and causes of action under sections 544, 545, 547, 548 or 549 of, and any other avoidance actions under, the Bankruptcy Code), (y) pursuant to section 364(c)(3) of the

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Bankruptcy Code, perfected junior priority security interests in and liens upon all pre-petition and post-petition property of the Debtors (other than the property that is subject to the existing liens that secure obligations under the Existing Agreements referred to in clause (z) below which shall be primed by the liens to be granted to the Post-Petition Agent as described in such clause (z) below) that is subject to the Non-Primed Liens, junior to the Non-Primed Liens, and (z) pursuant to section 364(d)(1) of the Bankruptcy Code, perfected priming security interests in and liens upon all pre-petition and post-petition property of the Debtors (including, without limitation, accounts receivable, contracts, documents, equipment, general intangibles, instruments, inventory, interests in leaseholds, real property and the capital stock of certain subsidiaries of the Debtors and the proceeds of all of the foregoing), that is subject to the Primed Liens, such security interests and liens being senior in all respects to any and all present and future liens, if any, in favor of the Pre-Petition Primed Lenders, which encumber such security interests and liens referred to in this clause (z) (but not to the Non-Primed Liens), in each case of (x), (y), and (z), subject only to the Carve-Out and the Statutory Fees. Other than the Carve-Out and the Statutory Fees, the security interests and liens granted to the Post-Petition Agent on behalf of the Post-Petition Lenders hereunder shall not be subordinated to or made pari passu with any other lien or security interest under section 364(d) of the Bankruptcy Code or otherwise.

    16. To the extent permitted pursuant to the Post-Petition Financing Agreement, the Debtors are hereby authorized to use Cash Collateral of the Pre-Petition Primed Lenders, provided, that the Pre-Petition Primed Lenders are granted adequate protection as hereinafter set forth.

    17. As adequate protection for any diminution in value of the Pre-Petition Primed Lenders' valid and perfected interests, if any, in the Pre-Petition Collateral resulting from (x) the use by the Debtors of the Cash Collateral and any other Pre-Petition Collateral, (y) the priming of the Pre-Petition Agent's and the other Pre-Petition Primed Lenders' security interests and liens in the Pre-Petition Collateral by the Post-Petition Agent and the Post-Petition Lenders pursuant to the Post-Petition Financing and this Final Order and (z) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, the Pre-Petition Agent and the Pre-Petition

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Primed Lenders (A) are granted (effective upon the date of this Final Order and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements) a replacement security interest in and lien upon all the Collateral (i) immediately junior to the security interests and liens to be granted in favor of the Post-Petition Agent for the benefit of the Post Petition Lenders in this Final Order and pursuant to the Post-Petition Financing Agreement and (ii) subject to the Carve-Out and the Statutory Fees, (B) are granted a superpriority allowed claim pursuant to section 507(b) of the Bankruptcy Code, (i) immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the Post-Petition Agent and the Post-Petition Lenders and (ii) subject to the Carve-Out and the Statutory Fees (C) shall receive current cash payment from Debtors of the reasonable fees and expenses of Morgan, Lewis & Bockius LLP, PricewaterhouseCoopers LLP and local Canadian counsel incurred by the Pre-Petition Agent under the Existing Agreements (including any unpaid prepetition fees and expenses). Notwithstanding anything in this Final Order or the Post-Petition Agreements to the contrary, the Pre-Petition Primed Lenders shall be deemed to have been granted the adequate protection set forth in this paragraph only if and to extent that the Pre-Petition Primed Lenders hold valid and perfected liens in and to any Debtors' assets as of the Filing Date (prior to giving effect to the relief granted in this Final Order, the Interim Order or the relief granted by the Court at the Emergency Interim Hearings).

    18. The Debtors are hereby authorized to use Cash Collateral of the Pre-Petition Non-Primed Lenders, provided, that, the Pre-Petition Non-Primed Lenders are granted adequate protection as hereinafter set forth.

    19. As adequate protection for any diminution in value of the valid and perfected interests, if any, of any of the Pre-Petition Non-Primed Lenders in that portion of the Collateral

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that constitutes the pre-petition collateral of such Pre-Petition Non-Primed
Lenders pursuant to the relevant documents and instruments that such interests were purportedly created resulting from (x) the use by the Debtors of the Cash Collateral and/or the pre-petition Collateral, if any, of such Pre-Petition Non-Primed Lenders, and (y) the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, the Debtors will pay to the Pre-Petition Non-Primed Lenders interest, on a monthly basis, in arrears, payable on the first business day of each month (with the first payment being due on July 3, 2000, which shall include all amounts of accrued and unpaid interest through June 30, 2000) at the non-default contract rate to each of the Pre-Petition Non-Primed Lenders under the terms of their respective loan agreements with the Debtors (the "Adequate Protection Payments"). The making of the Adequate Protection Payments will not constitute an Event of Default under the Post-Petition Financing.

    20. Under the circumstances, this Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Pre-Petition Primed Lenders and the Pre-Petition Non-Primed Lenders (subject to the rights of the Pre-Petition Agent, the Pre-Petition Primed Lenders or the Pre-Petition Non-Primed Lenders to request further or different adequate protection upon a showing of changed circumstances (including, without limitation, a failure to comply with Section 5.04 of the Post-Petition Financing Agreement) and the Debtors', the Committee's or any other party's right to contest any such request). Nothing herein is intended in any way to adversely affect any Pre-Petition Non-Primed Lender's rights (if any) to a superpriority claim under Section 507(b) of the Bankruptcy Code, except that any such superpriority claim that may be granted by this Court under Section 507(b) of the Bankruptcy Code shall be subject to the Carve-Out and immediately junior to the claims under Section 364(c) of the Bankruptcy Code held by the Post-Petition Agent and the Post-Petition Lenders,

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and pari passu with the claims under section 364(c) of the Bankruptcy Code held by the Pre-Petition Primed Agent and the Pre-Petition Primed Lenders.

    21. Nothing in this Final Order shall (i) constitute a determination of the validity, binding effect, perfection or enforceability of any liens or security interests granted to, or obligations to, or indebtedness held by the Pre-Petition Primed Lenders or the Pre-Petition Non-Primed Lenders prior to the Filing Date, or (ii) prohibit or otherwise limit the right of the Debtors, the Committee, any bankruptcy trustee for the Debtors, Chase, or any other party-in-interest from seeking to avoid or otherwise challenge the validity, binding effect, extent, value, privity, enforceability and/or perfection of any such liens, security interests, obligations or indebtedness or challenging the entitlement and/or form of any adequate protection sought by, or granted to, any party or from seeking disgorgement of any adequate protection payments paid to any of the Pre-Petition Non-Primed Lenders pursuant to paragraph 19 above if it is determined by the Court that any such Pre-Petition Non-Primed Lenders are not entitled to such adequate protection payments under the Bankruptcy Code.

    22. The proceeds from the sale of any Collateral (except sales of inventory in the ordinary course of business and obsolete equipment) shall (i) to the extent the Post-Petition Agent has a junior lien, be deposited into an interest-bearing account (the "Account") of the Debtors and (ii) to the extent the Post-Petition Agent has a first lien, be (x) first, applied to the obligations owing under the Post-Petition Financing and (y) second, deposited into the Account. All sums deposited into the Account shall remain in the Account until an order(s) of the Court is entered to the effect that the lien asserted by the Pre-Petition Agent, on behalf of the Pre-Petition Primed Lenders, or any Pre-Petition Non-Primed Lender, as applicable, is valid, perfected, binding and enforceable against the related Debtor.

    23. Other than the Carve-Out and the Statutory Fees, no other claim having a priority superior or pari passu with those granted by this Final Order (i) to the Post-Petition Agent and the Post-Petition Lenders and (ii) to (x) the Pre-Petition Agent and the Pre-Petition Primed Lenders and (y) the Pre-Petition Non-Primed Lenders, respectively, shall be granted or permitted while any portion of the Post-Petition Financing or any adequate protection obligations remain outstanding.

    24. The Post-Petition Agent and the Pre-Petition Agent shall not be required to file or record financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the security interests and liens granted to them pursuant to this Final Order. If the Post-Petition Agent or the Pre-Petition Agent shall, in their sole discretion, choose to file such financing statements, mortgages, notices of lien or similar instruments or otherwise confirm perfection of such security interests and liens, all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Final Order. The Pre-Petition Agent shall not file such financing statements, mortgages, notices of lien or similar instruments, or otherwise confirm perfection of such security interests and liens, unless the Post-Petition Agent shall theretofore have done so.

    25. Upon the request of the Post-Petition Agent, the Pre-Petition Agent and the Pre-Petition Primed Lenders are authorized and directed to execute and deliver such instruments (in each case without representation or warranty of any kind) to enable the Post-Petition Agent to further perfect, preserve and enforce the security interests and liens granted to the Post-Petition Agent by the Post-Petition Agreements and this Final Order.

    26. The Pre-Petition Agent, the Pre-Petition Primed Lenders and the Pre-Petition Non-Primed Lenders are authorized and directed to (i) promptly turnover to the Debtors any

Cash Collateral in their possession or hereafter received or held by them, and
(ii) so long as there are any borrowings outstanding, or the Post-Petition Lenders have any funding commitment under the Post-Petition Agreements, take no action to foreclose upon the liens granted to the Pre-Petition Agent, the Pre-Petition Primed Lenders and the Pre-Petition Non-Primed Lenders pursuant to the Existing Agreements, any other documentation evidencing liens and security interests granted by the Debtors prior to the Filing Date or this Final Order, as applicable, or otherwise exercise remedies against the Collateral, in each case, to the extent not authorized by this Final Order or any other order of this Court; nothing herein, including any borrowings outstanding or other indebtedness owed to the Post-Petition Lenders, shall prevent the Pre-Petition Non-Primed Lenders from seeking an order granting relief from the automatic stay provisions of section 362 of the Bankruptcy Code and to the extent permitted by any such order to subsequently seek to foreclose upon any liens.

    27. Each of the Debtors is authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution of security agreements, mortgages and financing statements), and to pay fees, which may be reasonably required or necessary for the Debtors' performance under the Post-Petition Financing and this Final Order, including without limitation: (i) the non-refundable payment to the Post-Petition Agent or the Post-Petition Lenders, as the case may be, of any fees required to be paid pursuant to the Post-Petition Financing Agreement and (ii) any and all reasonable costs and expenses as may be due from time to time, including, without limitation, reasonable attorneys' and other professional fees and disbursements as provided in the Post-Petition Financing Agreement and this Final Order provided that itemized statements of such costs and expenses shall be provided to counsel to the Committee, Office of the U.S. Trustee and counsel to the

Debtors at least ten days prior to the payment by the Debtors thereof.

    28. Subject to the provisions of the Post-Petition Agreements, the automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary so as to effectuate the provisions of this Final Order and to permit the Post-Petition Agent and the Post-Petition Lenders to exercise, upon the occurrence of an Event of Default and the giving of the 5 business days' written notice provided for in the Post-Petition Agreements, all rights and remedies provided for in the Post-Petition Agreements (including, without limitation, the right to setoff monies of the Debtors in accounts maintained with the Post-Petition Agent or any Post-Petition Lender). The Debtors' right to use Cash Collateral shall terminate automatically on the Termination Date.

    29. The Post-Petition Agreements and the provisions of this Final Order shall be binding upon the Post-Petition Agent, the Post-Petition Lenders, the Pre-Petition Agent, the Pre-Petition Primed Lenders, the Pre-Petition Non-Primed Lenders and the Debtors and their respective successors and assigns (including any Chapter 7 or Chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and inure to the benefit of the Post-Petition Agent, the Post-Petition Lenders, the Pre-Petition Agent, the Pre-Petition Primed Lenders, the Pre-Petition Non-Primed Lenders and the Debtors and their respective successors and assigns.

    30. Unless all obligations and indebtedness owing to the Post-Petition Agent and the Post-Petition Lenders under the Post-Petition Agreements and this Final Order shall theretofore have been paid in full (and, with respect to outstanding Letters of Credit issued pursuant to the Post-Petition Agreements, collateralized with cash or back-to-back letters of credit in accordance with the provisions of the Post-Petition Agreements), the Debtors shall not seek, and it shall constitute an Event of Default if any of the Debtors seek, or if there is entered, an order dismissing any of the Cases. If an order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that (x) priming liens and security interests, replacement security interests granted to the Post-Petition Agent, the Post-Petition Lenders, the Pre-Petition Agent and the Pre-Petition Primed Lenders, as the case may be, pursuant to this Final Order shall continue in full force and effect and shall maintain their priorities as provided in this Final Order until all obligations in respect thereof shall have been paid and satisfied in full (and that such priming liens and replacement liens shall, notwithstanding such dismissal, remain binding on all parties in interest) and (y) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the liens and security interests and other protections referred to in
(x) above. If any or all of the provisions of this Final Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect (i) the validity of any obligation, indebtedness or liability incurred by the Debtors to the Post-Petition Agent and the Post-Petition Lenders under the Post-Petition Agreements, prior to written notice to the Post-Petition Agent of the effective date of such reversal, stay, modification or vacation, or (ii) the validity and enforceability of any lien or priority authorized or created hereby or pursuant to the Post-Petition Agreements with respect to any such obligations, indebtedness or liability. Notwithstanding any such reversal, stay, modification or vacation, any use of Cash Collateral, or the incurrence of any indebtedness, obligation or liability incurred by the Debtors to the Post-Petition Lenders prior to written notice to the Post-Petition Agent of the effective date of such reversal, stay, modification or vacation shall be governed in all respects by the original provisions of this Final Order, and the Post-Petition Agent, the Post-Petition Lenders, the Pre-

Petition Agent, the Pre-Petition Primed Lenders and the Pre-Petition Non-Primed Lenders shall be entitled to all the rights, remedies, privileges and benefits, granted herein and/or pursuant to the Post-Petition Agreements with respect to Post-Petition Financing and uses of Cash Collateral and other collateral. The obligations of the Debtors under this Final Order and the Post-Petition Financing shall not be discharged by the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors hereby having waived such discharge.

    31. In the event of any inconsistency between the provisions of this Final Order and the provisions of the Post-Petition Agreements, the provisions of this Final Order shall govern.

Dated:   New York, New York

         June __, 2000

                                       ------------------------------
                                       UNITED STATES BANKRUPTCY JUDGE